Item 77E - DWS High Income
Fund (a series of DWS Income
Trust)
On December 7, 2010, DWS High
Income Fund was named as a
defendant in the First Amended
Complaint and Objection to Claims
filed by the Official Committee of
Unsecured Creditors in the U.S.
Bankruptcy Court for the District of
Delaware in the lawsuit Tribune
Company, et al., Debtors, Official
Committee of Unsecured Creditors v.
JPMorgan Chase Bank, N.A. et al.
(the "Lawsuit").  The Lawsuit arises
out of a leveraged buyout transaction
("LBO") in 2007 by which loans
were made to the Tribune Company
to fund the LBO ("LBO Debt") and
shares of the Tribune Company held
by shareholders were tendered for or
were converted to a right to receive
cash.  Following the completion of
the LBO in 2007, the Tribune
Company filed for bankruptcy.  The
Lawsuit seeks to avoid the
obligations on the LBO Debt and to
recover payments of principal and
interest made by the Tribune
Company on the LBO Debt.  The
Fund has received approximately
$483,597 in interest payments and
$71,875 in principal payments from
LBO Debt securities as of September
30, 2012.  All proceedings on the
Lawsuit were stayed pending a
decision by the Bankruptcy Court on
which of two proposed plans of
reorganization would be confirmed.
One of the plans proposed to settle
the litigation, while the other plan
proposed to proceed with the
litigation.  The Bankruptcy Court has
confirmed the plan of reorganization
that provides for settlement of the
litigation (the "Plan of
Reorganization").  As of September
30, 2012, the effective date of the
Plan of Reorganization had not yet
occurred.



 For internal use only
 For internal use only

 For internal use only